SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant  | |

Check the appropriate box:
| |    Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|    Definitive Proxy Statement
| |    Definitive Additional Materials
| |    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         Washington Trust Bancorp, Inc.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|    No fee required.
| |    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1) Title of each class of  securities  to which  transaction  applies:
             ___________________________________________________________________

          2) Aggregate  number  of  securities  to which  transaction  applies:
             ___________________________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
             ___________________________________________________________________

          4) Proposed maximum aggregate value of transaction:
             ___________________________________________________________________

          5) Total fee paid:
             ___________________________________________________________________
| |    Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount previously paid:
             ___________________________________________________________________

          2) Form, Schedule or Registration Statement No.:
             ___________________________________________________________________

          3) Filing party:
             ___________________________________________________________________

          4) Date filed:
             ___________________________________________________________________

[GRAPHIC OF REGISTRANT'S LOGO OMITTED]

                         WASHINGTON TRUST BANCORP, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 23, 2002


To the Shareholders of
Washington Trust Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WASHINGTON TRUST BANCORP, INC. (the "Corporation"), a Rhode Island corporation, will be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island on Tuesday, the 23rd of April, 2002 at 11:00 a.m. for the purpose of considering and acting upon the following:

     1. The election of five directors for three year terms, each to serve until their successors are duly elected and qualified;

     2. The ratification of the selection of independent auditors to audit the Corporation's consolidated financial statements for the year ending December 31, 2002; and

     3. Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record at the close of business on February 26, 2002 will be entitled to notice of and to vote at such meeting. The transfer books of the Corporation will not be closed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED WHETHER OR NOT YOU PLAN TO BE PRESENT. THEREFORE, IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE, AND FILL IN THE ENCLOSED PROXY AND RETURN IT BY MAIL IN THE ENCLOSED ADDRESSED ENVELOPE. IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE ANNUAL MEETING, YOUR PROXY MAY BE REVOKED.

                                             By order of the Board of Directors,

                                             Harvey C. Perry II
                                             ------------------
                                             Harvey C. Perry II
                                             Secretary

March 20, 2002

[GRAPHIC OF REGISTRANT'S LOGO OMITTED]

                         WASHINGTON TRUST BANCORP, INC.
           23 Broad Street, Westerly, RI 02891 Telephone 401-348-1200


                                 PROXY STATEMENT


The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the "Corporation") for use at the Annual Meeting of Shareholders to be held on April 23, 2002, and any adjournment thereof and may be revoked at any time before it is exercised by submission of another proxy bearing a later date, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Secretary, 23 Broad Street, Westerly, Rhode Island 02891. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal Nos. 1 and 2 referred to herein.

As of February 26, 2002, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were issued and outstanding 11,999,822 shares of common stock, $.0625 par value (the "Common Stock"), of the Corporation. Each share of Common Stock is entitled to one vote per share on all matters to be voted upon at the meeting, with all holders of Common Stock voting as one class. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions on the ratification of the selection of independent auditors will have the same legal effect as a vote against such matters. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will not be counted for purposes of approving the matters to be acted upon at the Annual Meeting. As a result, broker non-votes will have no effect on the outcome of the election of directors and the ratification of the selection of independent auditors.

Management knows of no matters to be brought before the meeting other than those referred to. If any other business should properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

The approximate date on which this Proxy Statement and accompanying proxy cards will first be mailed to shareholders is March 21, 2002.

                             PRINCIPAL SHAREHOLDERS

The Corporation is aware of one person who beneficially owns more than five percent (5%) of the Corporation's outstanding Common Stock. As of February 13, 2002, Mr. David W. Wallace, 680 Steamboat Road, Greenwich, Connecticut 06830, beneficially owned 789,000 shares of Common Stock, representing approximately 6.58% of the outstanding shares of the Corporation's Common Stock (1).

             ELECTION OF DIRECTORS (Proposal 1 on the Proxy Ballot)

The Corporation's Board of Directors is divided into three approximately equal classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Notwithstanding such three-year terms, the Corporation's by-laws require any director who reaches his or her seventieth birthday to resign from the Board of Directors as of the next Annual Meeting of Shareholders following such director's seventieth birthday. There are at present 16 directors.

The current term of Joseph J. Kirby expires in 2002. Mr. Kirby has reached the age of 70 and pursuant to the Corporation's by-laws, is ineligible to stand for re-election. Mr. Kirby's term as a Director will expire at the Annual Meeting. As a result of the expiration of Mr. Kirby's term as Director and in order to continue to comply with Rhode Island law and the Corporation's Articles of Incorporation, which require each class of directors to be as nearly equal in number as possible, the Board of Directors has nominated John F. Treanor for election to the Board of Directors with the current class of Directors whose term expires this year. If elected, Mr. Treanor would serve until the 2005 Annual Meeting.

In addition, in connection with its proposed acquisition of First Financial Corporation, a Rhode Island bank holding company ("First Financial"), the Corporation has agreed to appoint Patrick J. Shanahan, Jr., the Chief Executive Officer of First Financial, to the Board of Directors for a term expiring at the 2003 Annual Meeting. Mr. Shanahan has been the Chairman of First Financial since 1997 and has been President and Chief Executive Officer of First Financial since its formation and of its subsidiary bank since 1975. Mr. Shanahan will join the Board of Directors following the closing of the acquisition, which is currently expected to occur early in the second quarter of 2002. You are not being asked to vote for the appointment of Mr. Shanahan in connection with the 2002 Annual Meeting.

This year, a total of five nominees for election to the Board of Directors have been named to be elected at the Annual Meeting to serve until the 2005 Annual Meeting and until their respective successors are elected and have qualified. After accounting for the resignation of Mr. Kirby, if all five nominees are elected, the Board of Directors will consist of 15 directors (or 16, in the event that the First Financial transaction closes prior to the date of the Annual Meeting and Mr. Shanahan has been appointed to the Board of Directors as discussed above). Directors are elected by the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote thereon and represented in person or by proxy at the Annual Meeting when a quorum is present.

The nominees for election of directors at the Annual Meeting are Gary P. Bennett, Larry J. Hirsch, Mary E. Kennard, H. Douglas Randall, III and John F. Treanor. Each of the nominees for director is presently a director of the Corporation. Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

The Board of Directors recommends that shareholders vote "FOR" this proposal.

(1) The  information  provided is based  solely on  information  contained  in a
    Schedule 13G/A  filed by Mr. Wallace on February 13, 2002.  Includes 98,000
    shares owned  by  Mr.   Wallace's  spouse and  340,000  shares held  by the
    Robert R. Young Foundation of which Mr. Wallace serves as trustee.

                        NOMINEE AND DIRECTOR INFORMATION

The following table presents all Washington Trust stock-based holdings, as of February 26, 2002, of the directors and certain executive officers of the Corporation and certain other information about such officers and directors.


Name, Age and Principal Occupation                                   Common Stock   Vested                  Percent
  During the Past Five Years                                              (1)     Options (2)     Total     Of Class
-------------------------------------------------------------------- ------------ ----------- ------------ -----------
Terms Expiring in 2005 (if elected):
Gary P. Bennett, 60, Consultant; former Chairman and Chief Executive       6,082       8,642       14,724       0.12%
Officer, Analysis & Technology, through 1999 (interactive multimedia training systems, information systems and engineering services).
Director since 1994.

Larry J. Hirsch, Esq., 63, Former President, Westerly Jewelry Co.,         9,932      12,127       22,059       0.18%
Inc. (retailer), currently retired.  Director since 1994.

Mary E. Kennard, Esq., 47, Vice President and University Counsel,          3,439      16,544       19,983       0.16%
The American University.  Director since 1994.

H. Douglas Randall, III, 54, President, HD Randall, Realtors (real        10,011       4,000       14,011       0.11%
estate).  Director since 2000.

John F. Treanor, 54, President and Chief Operating Officer of the          3,088      38,230       41,318       0.33%
Corporation and the Bank since 1999.  Executive Vice President,
Chief Operating, Officer Chief Financial Officer and Treasurer of
SIS Bancorp, Inc., 1994-1999.  Director since 2001.

Term Expiring in 2002:
Joseph J. Kirby, 70, Retired Chairman of the Board and Chief             122,206       9,064      131,270       1.05%
Executive Officer of the Corporation and the Bank 1996-1997;
President of the Corporation and the Bank 1984-1995.  Director since
1972.

Terms Expiring in 2003:
Steven J. Crandall, 49, Vice President, Ashaway Line & Twine               2,816      14,127       16,943       0.13%
Manufacturing Co. (manufacturer of tennis string, fishing line and surgical sutures).  Director since 1983.

Richard A. Grills, 69, Chairman and Chief Executive Officer of           130,344      14,127      144,471       1.15%
Bradford Dyeing Association, Inc., since 1999 (textiles); former consultant.  Director since 1983.

Victor J. Orsinger II, 55, Partner, Orsinger & Nardone, Attorneys at      19,959      11,314       31,273       0.25%
Law.  Director since 1983.

James P. Sullivan, CPA, 63, Former Finance Officer, Roman Catholic         6,298      12,850       19,148       0.15%
Diocese of Providence, currently retired.  Director since 1983.

Neil H. Thorp, 62, President, Thorp & Trainer, Inc. (insurance).          31,273      12,127       43,400       0.35%
Director since 1983.


Terms Expiring in 2004
Alcino G. Almeida, 69, Former Executive Vice President and General         2,497       7,376        9,873       0.08%
Manager, The Day Publishing Company through 1997, currently
retired.  Director since 1998.

Katherine W. Hoxsie, CPA, 53, Vice President, Hoxsie                      50,652      14,127       64,779       0.52%
Buick-Pontiac-GMC Truck, Inc.  Director since 1991.

Edward M. Mazze, Ph.D., 61, Dean, College of Business Administration         200       4,000        4,200       0.03%
and The Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in
Business, University of Rhode Island since 1998; Dean, The Belk
College of Business Administration and Professor of Marketing,
University of North Carolina at Charlotte, 1993-1998.  Director
since 2000.

Joyce O. Resnikoff, 65, Chief Executive Officer, Olde Mistick              2,518       4,000        6,518       0.05%
Village, Mystic Connecticut.  Director since 2000.

John C. Warren, 56, Chairman and Chief Executive Officer of the           13,467     128,180      141,647       1.13%
Corporation and the Bank, as hereinafter defined, since 1999; Chief
Executive Officer of the Corporation and the Bank since 1997;
President of the Corporation and the Bank 1996-1999.  Director since
1996.

In addition to the nominee and director information provided above, the following summarizes the security ownership of certain executive officers of the Corporation and the Bank, who are not also directors of the Corporation:

David V. Devault                                                           9,242      69,891       79,133       0.63%
   Executive Vice President, Treasurer and Chief Financial Officer

Harvey C. Perry II                                                        19,226      48,360       67,586       0.54%
   Senior Vice President and Secretary

James M. Vesey                                                               212       8,840        9,052       0.07%
   Senior Vice President and Chief Credit Officer of the Bank

All Directors and Executive Officers as a Group (26 persons)             480,645     555,781    1,036,426       8.25%

----------------------------

(1) Includes 88, 2,002, 1,013 and 212 common stock equivalents held by Messrs. Treanor, Almeida, Warren and Vesey, respectively, in the Corporation's Nonqualified Deferred Compensation Plan.
(2) This column includes stock options that are or will become exercisable within 60 days.


BOARD OF DIRECTORS AND COMMITTEES

The Corporation's Board of Directors (the "Corporation's Board") held seven meetings in 2001. In 2001, the Board of Directors of the Corporation's subsidiary, The Washington Trust Company (the "Bank"), the members of which included all of the Corporation's Board members, held fifteen meetings. During 2001, each member of the Corporation's Board attended at least 75% of the aggregate number of meetings of the Corporation's Board, the Bank's Board of Directors (the "Bank's Board") and the committees of the Corporation's Board of which such person was a member, except for Ms. Kennard who attended only 59% of such respective meetings.

The committees of the Corporation's Board of Directors include an Executive Committee, a Compensation Committee, and an Audit Committee.

Members of the Executive Committee are Directors Orsinger (Chairperson), Bennett, Grills, Hoxsie, Kirby, Thorp and Warren. The Executive Committee met ten times in 2001 and, when the Board of Directors is not in session, is entitled to exercise all the powers and duties of the Corporation's Board. The Executive Committee, excluding Mr. Warren, Chief Executive Officer, is also responsible for reviewing the qualifications of potential nominees for election to the Board of Directors of the Corporation.

Members of the Compensation Committee are Directors Bennett (Chairperson), Almeida, Hirsch, Kennard, Mazze and Orsinger. The Compensation Committee, which met seven times in 2001, is responsible for reviewing compensation policies, for remuneration arrangements for executive officers and for the administration of the Corporation's Amended and Restated 1988 Stock Option Plan ("1988 Plan") and 1997 Equity Incentive Plan ("1997 Plan").

Members of the Audit Committee are Directors Hoxsie (Chairperson), Crandall, Mazze, Resnikoff and Sullivan. The Audit Committee, which met eleven times in 2001, is responsible for, among other things, reviewing the adequacy of the Corporation's system of internal controls, its audit program, the performance and findings of its internal audit staff and action to be taken thereon by management, reports of the independent auditors, the independence of the independent auditors, the audited financial statements of the Corporation and discussing such results with the Corporation's management, considering the range of audit and non-audit fees, and performing such other oversight functions as the Corporation's Board may request from time to time. Beginning in 2001, the Audit Committee also assumed responsibility for loan review for the Bank, a function formerly assumed by another Bank committee. Responsibility for loan review includes oversight of the Bank's procedures for determining the adequacy of the allowance for loan losses, administration of its internal credit rating systems and the reporting and monitoring of credit granting standards. The assumption of this responsibility by the Audit Committee resulted in the Committee having met several more times in 2001 than in prior years.


COMPENSATION OF DIRECTORS

During 2001, for each meeting of the Board of Directors of the Corporation and of the Bank attended, non-employee directors received $300 and $600, respectively. In addition, non-employee directors received $400 for each
Corporation and Bank committee meeting attended (non-employee committee chairpersons received $600 per meeting). However, directors attending more than two meetings in any one day (excluding meetings of the Board of Directors of the Corporation) were generally paid only for two of such meetings. In addition, non-employee directors received a $12,000 annual retainer, which was paid quarterly.

The Nonqualified Deferred Compensation Plan (the "1999 Plan"), effective January 1, 1999, provides standard arrangements pursuant to which directors may elect to defer all or part of their fees. Deferred fees are invested in any of several benchmark options, including the Corporation's Common Stock. Deferred fees are payable in a lump sum or installments following termination of service as a director or attainment of a certain age; if the investment benchmark selected is the Corporation's Common Stock, the fees may also be payable in the form of such stock.

The 1997 Plan, as amended, provides that each director of the Corporation who is not an employee of the Corporation shall automatically be granted a nonqualified option to purchase 2,000 shares of Common Stock as of the date of each Annual Meeting after which such director will continue to serve as a director of the Corporation at an option price equal to the fair market value of the Common Stock on such date and the expiration of which shall be the tenth anniversary thereof. These options are exercisable on and after the date that is one year after the date of grant. In addition, the Corporation's Board may provide for such other terms and conditions of these options, as shall be set forth in the applicable option agreements, including acceleration of exercise upon a change of control of the Corporation.


EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended December 31, 2001, 2000, and 1999, the compensation of each person who served as Chief Executive Officer of the Corporation and the four most highly compensated executive officers of the Corporation and/or the Bank, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2001 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                                                         Long-Term
                                                                                        Compensation
                                                         Annual Compensation               Awards
                                                  -----------------------------------  ---------------

                                                                              Other        Number        All Other
Name and                                                                      Annual      of Stock     Compensation
Principal Position                       Year      Salary      Bonus (1)   Compensation  Options (2)        (3)
-------------------------------------- --------- ----------- ------------ ------------- -------------- -------------
John C. Warren                           2001      $330,000   $135,850            $0         28,000       $9,883 (5)
Chairman and Chief Executive Officer     2000       300,000    150,000        21,677 (4)     29,510        8,986 (5)
                                         1999       275,000    121,000             0         23,575        8,250 (5)

John F. Treanor                          2001      $225,000    $81,047            $0         16,000       $6,736 (5)
President and Chief Operating Officer    2000       200,000     87,500             0         16,395        4,385
                                         1999       132,346     53,419        13,173 (4)     27,337            0

David V. Devault                         2001      $161,000    $50,000            $0          9,045       $4,826
Executive Vice President, Treasurer      2000       154,000     53,000             0         10,100        4,616
  and Chief Financial Officer            1999       147,000     46,922             0          8,400        4,410

Harvey C. Perry II                       2001      $140,000    $29,000            $0          5,900       $4,191
Senior Vice President and Secretary      2000       125,000     35,000             0         10,000        3,745
                                         1999       116,000     30,856             0          4,975        3,480

James M. Vesey                           2001      $125,000    $33,000            $0          5,270       $3,600
Senior Vice President and Chief          2000       115,000     32,000             0          5,660        3,444
  Credit Officer of the Bank             1999       103,789     27,930         3,988 (4)      4,500            0

(1) Bonus amounts represent amounts accrued for the years indicated under an annual bonus plan for its executive officers and other key employees (the "Performance Plan"). The Performance Plan provides for annual payments to participants up to a maximum percentage of base salary, which percentages vary among participants. The Performance Plan also permits certain additional discretionary payments.

(2) None of the stock options granted to the Named Executives has tandem stock appreciation rights ("SARs").

(3) Under the terms of the Bank's tax-qualified 401(k) plan (the "401(k) Plan"), which covers substantially all employees, the Bank matched 50% of each participant's first 2% of voluntary salary contributions and 100% of each participant's next 2% of salary contributions up to a maximum match of 3%.

(4) Amounts reimbursed for payment of taxes.

(5) Includes $4,783, $3,886 and $3,450 for 2001, 2000 and 1999, respectively for
    Mr. Warren and $1,636 in 2001 for Mr. Treanor, accrued under the Bank's Supplemental Pension Benefit and Profit Sharing Plan (the "Supplemental Plan"), which provides for payments by the Bank of certain amounts which would have been contributed by the Bank under the 401(k) Plan, but for limitations on employer contributions contained in the Code, as hereinafter defined.

----------------------------

The following table contains information concerning the grant of stock options pursuant to the 1997 Plan to the Named Executives during the fiscal year ended December 31, 2001.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                            ------------- --------------- ------------ --------------

                                                                                      Potential Realizable Value at
                                            Percent of                                   Assumed Annual Rates of
                              Number of   Total Options                                  Stock Price Appreciation
                             Securities     Granted to     Exercise                            for Option Term
                             Underlying     Employees       or Base                   --------------- ---------------
                               Options      in Fiscal      Price Per    Expiration
    Name                     Granted (1)       Year          Share         Date            5% (2)         10% (3)
--------------------------- ------------- --------------- ------------ -------------- --------------- ---------------

John C. Warren                  28,000        15.67%        $17.80      4/23/2011         $313,441        $794,321

John F. Treanor                 16,000         8.95%        $17.80      4/23/2011         $179,109        $453,898

David V. Devault                 9,045         5.06%        $17.80      4/23/2011         $101,253        $256,594

Harvey C. Perry II               5,900         3.30%        $17.80      4/23/2011          $66,047        $167,375

James M. Vesey                   5,270         2.95%        $17.80      4/23/2011          $58,994        $149,503

(1) All options granted to the Named Executives were granted on April 23, 2001. These options become exercisable in 25% installments commencing on the date of grant and on each anniversary date thereafter, so long as employment with the Corporation continues. If a change in control were to occur, the options set forth above would become immediately exercisable in full.

(2) $17.80 at 5% annually for 10 years = $28.99.

(3) $17.80 at 10% annually for 10 years = $46.17.

----------------------------

The following table sets forth information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 2001 and unexercised options held as of the end of the 2001 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                           Number of Securities            Value of Unexercised
                                                          Underlying Unexercised           In-the-Money Options
                                                          Options at FY-End (1)              at FY-End (1)(2)
                            Shares                    ------------------------------ --------------------------------
                           Acquired        Value
    Name                  on Exercise     Realized     Exercisable    Unexercisable    Exercisable     Unexercisable
------------------------ -------------- ------------- -------------- --------------- --------------- ----------------
 John C. Warren                   0            $0         121,180          41,649         $651,228        $89,372

 John F. Treanor              2,000        $3,250          30,699          27,033          $72,957        $59,367

 David V. Devault            12,582      $232,650          67,630          13,934         $587,284        $30,228

 Harvey C. Perry II           5,000       $88,152          51,885          10,669         $451,572        $25,926

 James M. Vesey                   0            $0           7,522           7,908          $17,255        $17,044

(1) There  are no  SARs  attached  to  the  stock  options  held  by  the  Named
    Executives.

(2) Value based on the fair market value of the Corporation's Common Stock on December 31, 2001, $19.00, minus the exercise price.

----------------------------


The Bank maintains a qualified defined benefit pension plan (the "Pension Plan") for substantially all employees of the Corporation and the Bank. The Internal Revenue Code of 1986, as amended (the "Code") limits the compensation amount used in determining the annual benefits payable from qualified plans to an individual. However, the Supplemental Plan provides for payments by the Bank of certain amounts which employees of the Bank would have received under the Pension Plan in the absence of such limitations in the Code. Benefits payable under the Supplemental Plan are an unfunded obligation of the Bank. The following table shows the estimated annual benefits payable upon retirement, assuming retirement at age 65 in 2001, under the Pension Plan and the Supplemental Plan as it relates to the Pension Plan.

                               PENSION PLAN TABLE

                                                                Years of Service
          Average            ---------------------------------------------------------------------------------------
       Annual Pension
        Compensation                15                20                25               30                35
 --------------------------- ---------------- ----------------- ----------------- ---------------- -----------------
            $125,000              $31,059           $41,412           $51,766          $62,119           $72,472
             150,000               37,997            50,662            63,328           75,994            88,659
             175,000               44,934            59,912            74,891           89,869           104,847
             200,000               51,872            69,162            86,453          103,744           121,034
             225,000               58,809            78,412            98,016          117,619           137,222
             250,000               65,747            87,662           109,578          131,494           153,409
             300,000               79,622           106,162           132,703          159,244           185,784
             350,000               93,497           124,662           155,828          186,994           218,159
             400,000              107,372           143,162           178,953          214,744           250,534
             450,000              121,247           161,662           202,078          242,494           282,909
             500,000              135,122           180,162           225,203          270,244           315,284

Annual payments to an employee retiring at age 65 are based on the average highest 36 consecutive months of pension compensation. Pension compensation consists of base salary, plus, in the case of the Named Executives and certain other key employees, payments pursuant to the Performance Plan. Such amounts are shown in the Salary and Bonus columns of the Summary Compensation Table. The benefit is the sum of (i) 1.2% of pension compensation multiplied by the number of years of service, plus (ii) .65% of pension compensation in excess of the Social Security covered compensation level multiplied by the number of years of service. In 2001, the covered Social Security compensation level was $37,212. The benefits shown are straight-life annuity amounts not reduced by a joint survivorship benefit, which is available.

The Corporation also maintains an Executive Supplemental Pension Plan (the "Executive Pension Plan") for the benefit of Messrs. Warren and Treanor. The maximum benefits payable under the Executive Pension Plan are 55% of a participant's average pension compensation, offset by benefits provided under the Pension Plan, the Supplemental Plan, Social Security benefits and benefits provided by any defined benefit pension plan of a prior employer, with a minimum annual payment of no less than $1,000 for each year of plan participation, up to ten years. Annual payments to a participant retiring at age 65 are based on the average highest 36 consecutive months of pension compensation. The definition of pension compensation is identical to that in the Pension Plan described above. A participant must have at least five years of service to earn a benefit under the Executive Pension Plan. Benefits payable under the Executive Pension Plan are an unfunded obligation of the Corporation. The following table shows the estimated annual benefits payable upon retirement at age 65 in 2001 under the Executive Pension Plan. The amounts do not reflect any offset for Social Security benefits or benefits provided by any defined benefit plan of a prior employer. The benefits shown are straight-life annuity amounts. Other forms of annuity are also available.

                        EXECUTIVE PENSION PLAN TABLE (1)

 Average Annual Pension                                        Years of Service
      Compensation
------------------------- --------------------------------------------------------------------------------------------

                                   15                      20                     25                 30 or more
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
        $125,000                 $37,691                $27,338                 $16,984                $10,000
        $150,000                 $44,503                $31,838                 $19,172                $10,000
        $175,000                 $51,316                $36,338                 $21,359                $10,000
        $200,000                 $58,128                $40,838                 $23,547                $10,000
        $225,000                 $64,941                $45,338                 $25,734                $10,000
        $250,000                 $71,753                $49,838                 $27,922                $10,000
        $300,000                 $85,378                $58,838                 $32,297                $10,000
        $350,000                 $99,003                $67,838                 $36,672                $10,000
        $400,000                $112,628                $76,838                 $41,047                $10,000
        $450,000                $126,253                $85,838                 $45,422                $10,000
        $500,000                $139,878                $94,838                 $49,797                $10,000

(1) The benefits provided for in this table do not reflect offsets for Social Security benefits and benefits provided by the defined benefit plans of prior employers. With respect to both Mr. Warren and Mr. Treanor, these offsets will significantly reduce the benefits amount listed in the table.

The years of service accrued for purposes of the Pension Plans in 2001 for the following Named Executives were: Mr. Warren, 5 years; Mr. Treanor, 2 years; Mr. Devault, 15 years; Mr. Perry, 27 years; and Mr. Vesey, 3 years.


EMPLOYMENT AGREEMENT AND CHANGE OF CONTROL AGREEMENTS

The Bank entered into an employment agreement (the "Employment Agreement") with Joseph E. LaPlume, Senior Vice President, Business Services of the Bank, effective at the time of the August 1999 merger of Pier Bank into the Bank for a term that ended on December 31, 2001. The terms of the Employment Agreement were substantially the same as a previous agreement between Mr. LaPlume and Pier Bank. Mr. LaPlume's employment has continued on an at-will basis beginning January 1, 2002.

The Corporation entered into Change of Control Agreements (the "Agreements") with each of the Named Executives pursuant to which each such executive may become entitled to receive severance pay and benefits continuation if (a) within 13 months after a Change in Control of the Corporation or the Bank (as defined in the Agreements), (i) the Corporation or Bank terminates the executive for reasons other than for Cause or the death or disability of the executive, or
(ii) the executive resigns for Good Reason (as defined in the Agreements), which includes a substantial adverse change in the nature or scope of the executive's responsibilities and duties, a reduction in the executive's salary and benefits, relocation, a failure of the Corporation or Bank to pay deferred compensation when due, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the agreements, or (b) the executives resign for any reason during the 13th month after the Change in Control. The amount of severance (a multiple of the sum of base salary and most recent bonus) and the length of benefits continuation vary for each executive and are set forth in table below. Benefits continuation include additional months of benefit accrual under the Corporation's or the Bank's supplemental retirement plans. The Agreements provide for an additional payment to cover the impact of the 20 percent excise tax imposed by Section 280G of the Code in the event the Named Executive becomes subject to such excise tax.


Named Executive      Multiple of Base and Bonus  Length of Benefits Continuation
-------------------- --------------------------  -------------------------------
John C. Warren                  3.00                        36 months
John F. Treanor (1)             2.00                        24 months
David V. Devault                2.00                        24 months
Harvey C. Perry II              2.00                        24 months
Joseph E. LaPlume               1.00                        12 months

(1) Mr. Treanor's agreement was modified on February 14, 2002 to increase his multiple from 2.00 to 3.00 and benefits continuation from 24 to 36 months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee administers the executive compensation program of the Corporation under the supervision of the Corporation's Board. The success of the Corporation is highly dependent on hiring, developing and training qualified people who feel encouraged to perform for the good of the shareholders, the community, the Corporation and customers. The executive compensation program consists of three elements: base salary, short-term incentive compensation and long-term incentives. Prior to the beginning of the fiscal year, the Compensation Committee consulted with an independent compensation consultant (the "Consultant"), which provided certain information regarding base salary and short-term and long-term incentive practices of comparable companies in the banking industry. This information was used by the Compensation Committee to evaluate, adjust and approve recommendations made by the Chief Executive Officer for the compensation package for each other executive officer, and to develop and approve the compensation package of the Chief Executive Officer. The Committee believes that compensation for executive officers should take into account management skills, the long-term performance of the Bank and shareholder returns. The underlying compensation plan places emphasis on (1) attracting and retaining the most qualified executives in the banking industry; (2) providing an overall compensation for key executives which is competitive with similarly sized financial institutions; (3) accomplishing the goals set out in the Bank's strategic plan; and (4) returning a fair value to shareholders.

Base salary for all executive officers is determined by the Compensation Committee, subject to approval of the Corporation's Board. Salary levels for 2001 were recommended for approval by the Compensation Committee for each executive officer's position based on an analysis of compensation level information provided by the Consultant, following the general guidelines outlined above. The base annual salary established by the Compensation Committee for Mr. Warren, Chairman and Chief Executive Officer, was $330,000, a 10% increase over 2000. The Committee utilized the Consultant's compensation level information and the recommendations of the Chief Executive Officer to establish the base salary of the other executive officers.

The Performance Plan provides for the payment of additional cash compensation to officers based upon the achievement of target profitability measures including return on equity, net income and earnings per share as well as the achievement of individual objectives. The terms of the Performance Plan, including the target payout levels and relationship of payouts to the target profitability measures, were established by the Compensation Committee in consultation with the Consultant, and approved by the Board of Directors. The Compensation Committee's policy is to review periodically these performance measures and adjust them as appropriate. The profitability target measures were established by the Board of Directors based upon their review of banking industry data and the Board and management's expectations and recommendations. The total target payout for the Chief Executive Officer in 2001 was 40% of base salary.

In 2001, the Corporation's profitability results, measured on an operating basis excluding a litigation settlement and related insurance recovery, entitled the executive officers to a payout for 2001 performance of 104.2% of the profitability portion of the target payout for each officer. Based on these profitability results and its assessment of the Chief Executive Officer's overall strong management performance and achievement of individual objectives during the year, the Compensation Committee, with Board approval, awarded a Performance Plan bonus of $135,850 to Mr. Warren for 2001. Payouts based on the achievement of individual performance goals of the other executive officers were subjectively determined by each participant's supervisor.

As a general rule, stock options have been granted to the executive officers on an annual basis. The granting of stock options is viewed as a desirable long-term incentive compensation method because it closely links the interest of management with shareholder value and aids in the retention and motivation of executives to improve the long-term stock market performance of the Corporation's stock. When granting stock options to executive officers, the Compensation Committee reviews data for comparable companies in the banking industry provided by the Consultant and, for officers other than the Chief Executive Officer, recommendations made by the Chief Executive Officer, which are based on each officer's level of responsibility and contribution towards achievement of the Corporation's business plan and objectives. In April 2001, the Compensation Committee granted to Mr. Warren, the Chief Executive Officer, options to purchase 28,000 shares, with an exercise price of $17.80 per share. The grant to the Chief Executive Officer was based upon his strong performance as exemplified by his service to the Corporation and his demonstrated leadership skills.

The  foregoing  report has been  furnished  by the  members of the  Compensation
Committee:

    Gary P. Bennett (Chairperson)                    Mary E. Kennard, Esq.
    Alcino G. Almeida                                Edward M. Mazze, Ph.D.
    Larry J. Hirsch, Esq.                            Victor J. Orsinger II, Esq.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee makes recommendations concerning remuneration arrangements for senior management of the Corporation and the Bank, subject to the approval of the Board of Directors. The Compensation Committee is also responsible for the administration of the Corporation's 1988 Plan and the 1997 Plan. The Compensation Committee members are Directors Bennett (Chairperson), Almeida, Hirsch, Kennard, Mazze and Orsinger. No members of the Compensation Committee are currently officers or employees of the Corporation or the Bank or formerly were officers of the Corporation or the Bank. During 2001, the Bank paid approximately $21,111 in legal fees related to real estate and other matters to the law firm of Orsinger & Nardone, of which Mr. Orsinger, a member of the Compensation Committee, is a partner.



SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S.) and the Nasdaq Bank Index for the five years ended December 31, 2001.

[The line graph referred to in the preceding paragraph appears in this page in the proxy filed in paper format that will be provided to shareholders. The following table provides the data points necessary to describe this graphic via EDGAR.]

                                           1996          1997        1998         1999         2000          2001
-------------------------------------- ------------- ----------- ------------ ------------ ------------- ------------

Washington Trust Bancorp, Inc.            $100.00      $173.34      $162.46      $137.70      $111.18       $155.41

The Nasdaq Stock Market (U.S.)            $100.00      $122.48      $172.68      $320.83      $192.98       $153.12

Nasdaq Bank Index                         $100.00      $167.41      $166.33      $159.89      $182.38       $197.44

The results presented assume that the value of the Corporation's Common Stock and each index was $100 on December 31, 1996. The total return assumes reinvestment of dividends.


REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for providing independent, objective oversight of the Corporation's accounting functions and internal controls. The Board of Directors has determined that the members of the Audit Committee are independent and has adopted a written charter of the Audit Committee. In connection with its responsibilities, the Audit Committee reviewed the scope of the overall audit plans of both the internal audit staff and the independent auditors; evaluated the results of audits performed by the internal audit staff and independent auditors that included but were not limited to accounting issues and internal controls; assessed the action that has been taken by management in response to the audit results; and appraised the effectiveness of the internal and independent audit efforts.

In addition, the Audit Committee has:

  Reviewed and discussed the audited  financial  statements with  management.

  Discussed with KPMG LLP, its independent auditors, the matters required to be discussed by SAS 61.

  Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1, and has discussed with
   KPMG LLP the independent auditor's independence.

Based on the review and discussions above, the Audit Committee recommended to the Corporation's Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission (the "SEC").

The foregoing report has been furnished by the members of the Audit Committee:

  Katherine W. Hoxsie, CPA (Chairperson)             Joyce O. Resnikoff
  Steven J. Crandall                                 James P. Sullivan, CPA
  Edward M. Mazze, Ph.D.

During the year ended December 31, 2001, the Corporation paid the following fees to KPMG LLP:


     Audit fees                                                     $116,000
     -----------------------------------------------------------------------

     Financial information systems
       design and implemantation fees                                     $0
     -----------------------------------------------------------------------
     All other fees:       Acquisition related matters               $61,520
                           Tax services                              $19,351
                           Benefit plan and other audits             $26,500
                           Network security evaluation               $37,000
                           -------------------------------------------------
                           Total all other fees                     $144,371
     -----------------------------------------------------------------------

The Audit Committee has considered whether the provision of the services identified under the heading All Other Fees is compatible with maintaining KPMG LLP's independence and has determined that provision of such services is consistent with maintaining the principal auditor's independence.


INDEBTEDNESS AND OTHER TRANSACTIONS

The Bank has had transactions in the ordinary course of business, including borrowings, with certain directors and executive officers of the Corporation and their associates, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted. During 2001, the Bank paid legal fees to a law firm of which a director is a partner. See "Compensation Committee Interlocks and Insider Participation."


RATIFICATION OF SELECTION OF ACCOUNTANTS  (Proposal 2 on the Proxy Ballot)

The ratification of KPMG LLP to serve as independent auditors of the Corporation for the current fiscal year ending December 31, 2002 will be submitted to the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Corporation's Board in order to give the shareholders a voice in the designation of auditors. If the appointment is not ratified by the shareholders, the Corporation's Board will reconsider its choice of KPMG LLP as the Corporation's independent auditors.

The Board of Directors recommends that shareholders vote "FOR" this proposal.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to the Corporation, the Corporation believes that during 2001 all Section 16(a) filing requirements applicable to its Insiders were complied with.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for presentation to the 2003 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, Rhode Island 02891, Attention: Chief Executive Officer, not later than November 21, 2002 for inclusion, if appropriate, in the Corporation's Proxy Statement and the form of proxy relating to the 2003 Annual Meeting. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. Proxies solicited by the Corporation's Board will confer discretionary voting authority with respect to shareholder proposals, other than proposals to be considered for inclusion in the Corporation's proxy statement described above, that the Corporation receives at the above address after February 4, 2003.


FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which has been provided to the shareholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

OTHER BUSINESS

Management knows of no matters to be brought before the meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.


INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Shareholder Return Performance Presentation" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.


ANNUAL REPORT ON FORM 10-K

Copies of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Securities and Exchange Commission are available without charge upon written request addressed to Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891-0512.


EXPENSE OF SOLICITATION OF PROXIES

The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefor. In addition, the Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $4,000 plus customary expenses.

                                   Submitted by order of the Board of Directors,

                                              Harvey C. Perry II
                                              ------------------
                                              Harvey C. Perry II
                                              Secretary

Westerly, Rhode Island
March 20, 2002

                         WASHINGTON TRUST BANCORP, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned  hereby appoints Victor J. Orsinger II, John F. Treanor and John
C. Warren, or any one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held April 23, 2002 or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposal Nos. 1 and 2.

PLEASE  SIGN,  DATE AND  RETURN  THE PROXY  CARD  PROMPTLY  USING  THE  ENCLOSED
ENVELOPE.

                                      (Continued and to be signed on other side)










Please mark your votes as indicated [x]

The Board of Directors recommends that you instruct the proxies to vote FOR all of the proposals, each of which has been made by the Corporation.


                                                 FOR           WITHHOLD
                                            all nominees     AUTHORITY to
                                             (except as          vote
                                             indicated)    for all nominees
1. ELECTION OF  NOMINEES:  Gary P. Bennett,
   DIRECTORS    Larry J. Hirsch, Mary E.
                Kennard, Esq., H. Douglas
                Randall, III and John F.
                Treanor                          [ ]              [ ]


(INSTRUCTION: To withhold authority to vote for any individual nominee or nominees write such nominee's or nominees' name(s) in the space provided below.)


         ---------------------------------------------------------------

2. To ratify the selection of KPMG LLP as      FOR     AGAINST     ABSTAIN
   independent auditors of the Corporation
   for the year ending December 31, 2002.      [ ]       [ ]         [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.



PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Dated: _______________________________________, 2002

Signature __________________________________________

Signature if held jointly __________________________

Please sign exactly as name appears. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposal Nos. 1 and 2.